EXHIBIT 99.1

DecisionPoint and Comamtech Amend Merger Agreement

Merger Now Expected to Close During 2Q 2011

FOOTHILL RANCH, CA--(Marketwire - 03/23/11) - DecisionPoint Systems, Inc. (OTC.BB:DNPI - News), a leading provider of Enterprise Mobility and RFID solutions, today announced that the company and Comamtech have amended their merger agreement. The agreement has been amended to provide a more accurate post closing adjustment mechanism, if needed, to better reflect the value of Comamtech's assets at the time of closing of the merger. The share exchange ratio from the original merger agreement remains unchanged and each DecisionPoint shareholder will receive one share of Comamtech for every eight shares of DecisionPoint.

This amendment to the merger agreement will require a special meeting of the shareholders of Comamtech. A new record date and meeting date will be set as soon as possible. As a result, the companies now expect the merger to close during the second quarter. The full terms of the Agreement will be announced in a Form 8k that DecisionPoint will file with the United States Securities and Exchange Commission. As before, DecisionPoint will seek approval for the transaction by written consent of a majority of its stockholders.

"The revision to our reverse merger agreement with Comamtech does not diminish the strategic value of this transaction to DecisionPoint," said Nicholas Toms, CEO of DecisionPoint. "The operational and financial strength of the combined company will allow us to pursue the many growth opportunities before us, benefiting shareholders of both companies. We look forward to completing the transaction after obtaining shareholder and the other customary regulatory approval. Our intention remains to apply for a Nasdaq Capital Market listing for the combined company as soon as possible after we meet all of the criteria."

For additional details on the reverse merger agreement, please refer to the formal announcement made on October 20, 2010.

About DecisionPoint Systems, Inc.

DecisionPoint Systems, Inc. (OTC.BB:DNPI - News) delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies. For more information on DecisionPoint Systems visit:

http://www.decisionpt.com/news.php.

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contact:

Company Contact:
Nicholas R. Toms
Chief Executive Officer
T: 973-290-0100 ext 110
ntoms@decisionpt.com

Investor Relations Contact:
Stephanie Prince/Jody Burfening
Lippert/Heilshorn & Associates
T: 212-838-3777
sprince@lhai.com